Exhibit 12.1


                        PINNACLE WEST CAPITAL CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                         Nine Months
                                            Ended                     Twelve Months Ended
                                     -------------------   -----------------------------------------
                                        September 30                      December 31
                                     -------------------   -----------------------------------------
                                       2000       1999       1998       1997       1996       1995
                                     --------   --------   --------   --------   --------   --------
Earnings:
  Net Income from Continuing
    Operations ...................   $260,020   $269,772   $242,892   $235,856   $211,059   $199,608
  Income Taxes ...................    194,069    168,065    164,593    150,281    128,456    127,965
  Fixed Charges ..................    154,260    199,309    206,354    220,656    236,842    267,611
                                     --------   --------   --------   --------   --------   --------
    Total ........................    608,349    637,146    613,839    606,793    576,357    595,184
                                     ========   ========   ========   ========   ========   ========
Fixed Charges:
  Interest Expense ...............    126,996    162,381    169,145    182,838    198,569    228,752
  Estimated Interest Portion of
    Annual Rents .................     27,264     36,928     37,209     37,818     38,273     38,859
                                     --------   --------   --------   --------   --------   --------
    Total Fixed Charges ..........    154,260    199,309    206,354    220,656    236,842    267,611
                                     ========   ========   ========   ========   ========   ========
Ratio of Earnings to Fixed Charges
  (rounded down) .................       3.94       3.19       2.97       2.74       2.43       2.22
                                     ========   ========   ========   ========   ========   ========
  Estimated interest portion of
  Unit 2 lease payments included
  in estimated interest portion of
  annual rentals .................   $ 25,047   $ 33,878   $ 34,315   $ 34,720   $ 35,083   $ 35,422
                                     ========   ========   ========   ========   ========   ========